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                                                                    Exhibit 10.7

July 31, 2006

BY FAX AND HAND DELIVERY

Mr. Stuart Moore
7 Gales Point
Manchester, MA 01944

Dear Stuart:

This letter will describe our mutual understanding regarding the termination of your employment with Sapient Corporation ("Sapient" or the "Company"), effective as of July 31, 2006 (the "Exit Date").

BOARD SERVICE AND COMPENSATION

As a continuing member of Sapient's Board of Directors and its Co-Chairman, you are entitled to receive certain compensation, including retainer fees, meeting attendance fees and equity grants (collectively, "Board Compensation"). In consideration of your receiving the post-employment benefits from the Company described in this letter, you have offered to forego your Board Compensation (except for payment of your Board-related travel & expenses, as provided below).

COBRA BENEFITS CONTINUATION

After your employment terminates, you have the right to continue your medical and dental insurance pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). [The COBRA "qualifying event" will be deemed to have occurred on your Exit Date.]

You have indicated that you intend to exercise your COBRA option, and Sapient has agreed to pay 100% of your COBRA medical insurance premiums for the period ending on the fifteenth (15th) yearly anniversary of your Exit Date (i.e., until July 31, 2021). Additionally, Sapient will pay 100% of your COBRA dental insurance premiums for the eighteen (18)-month period following your Exit Date (i.e., for the period ending January 31, 2008).

Group Dynamic, an outside provider, will send you a COBRA package explaining COBRA benefits, how to elect continuing coverage and the associated premium costs. If you do not receive this COBRA package within 20 days following your Exit Date, please call GROUP Dynamic at 800-626-3539.

If you do not elect COBRA coverage by signing and returning the COBRA package BY AUGUST 30, 2006 (i.e., WITHIN 30 DAYS following the last day of the month in which your Exit Date occurs), the coverage under Sapient's medical and dental insurance policies for you (and your dependents) will "retroactively" end on the last day of the month in which your Exit Date occurs.

BUSINESS-RELATED EXPENSES

Although your Sapient employment is terminating, you will continue to incur Company-related expenses in your role as Co-Chairman & Co-Founder. Sapient will provide you with a Company credit card for use in connection with Company-related travel and expenses. Upon verifying the legitimacy of these expenses, the Company will remit payment of your credit card invoices directly to the card provider.

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OFFICE & SUPPORT SERVICES.

The Company will continue to provide you with the following office and support services:

- administrative support from your executive assistant (or her successor)

- office space at Company headquarters (shared with the Chief Executive Officer)

- e-mail and Company intranet access

- laptop and IT support

- business cards reflecting your continuing role as Co-Chairman & Co-Founder

If you agree with the above, please sign the two enclosed copies of this letter where indicated below and return one of them to Jane Owens, General Counsel, at the Company's Cambridge, MA headquarters.

Best regards,

/s/ Jerry A. Greenberg 8/8/06
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Jerry A. Greenberg, Co-Chairman & Chief Executive Officer

ACCEPTED AND AGREED TO:

/s/ J. Stuart Moore
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J. Stuart Moore, Co-Chairman & Co-Founder

Date: 8/2/06, 2006

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